Description of Oral Agreement Between
The Company and Edward Barrios

On December 1, 2013, the Company received a loan from its Director Edward Barrios in the amount of $8000. On March 1, 2014, the Company received a loan from its Director Edward Barrios in the amount of $15,000. Both of these loans are unsecured and are payable upon demand. Neither contains any covenants on the part of the Company or Mr. Barrios except for the covenant of the Company to pay the principal upon demand. Neither of the loans bears any interest.